UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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IDENIX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Idenix Stockholder:

Please join us for the 2009 Annual Meeting of Stockholders of Idenix Pharmaceuticals, Inc. The annual meeting will be held on Tuesday, June 2, 2009 at 9:00 a.m., at the offices of WilmerHale, located at 60 State Street, Boston, Massachusetts 02109.

At this year’s annual meeting, we will consider and act upon the following matters:

1.	To elect eight directors;

2.	To ratify the appointment of our independent registered public accounting firm; and

3.	To transact any other business that may properly come before the meeting.

Additional information about the items of business to be discussed at our annual meeting is given in the attached Notice of Annual Meeting and Proxy Statement.

I urge you to carefully review the proxy materials and to vote FOR the election of the director nominees and FOR ratification of the appointment of our independent registered public accounting firm.

On behalf of the Idenix board of directors, employees and management, I thank you for your support and confidence. We look forward to seeing you at the annual meeting.

Very truly yours,

Jean-Pierre Sommadossi
Chairman and Chief Executive Officer

April 28, 2009

IDENIX PHARMACEUTICALS, INC.
60 Hampshire Street
Cambridge, Massachusetts 02139

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Date	June 2, 2009

Time	9:00 a.m. (eastern daylight time)

Place	WilmerHale 60 State Street Boston, Massachusetts 02109

Items of Business	1. To elect eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Record Date	You are entitled to notice of, and to vote at the annual meeting and any adjournments of that meeting, if you were a stockholder of record at the close of business on April 9, 2009.

Voting by Proxy	Please submit the enclosed proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

Submitting your proxy will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the annual meeting, by delivering a subsequent proxy or notifying the inspector of elections in writing of such revocation.

By Order of the Board of Directors,

John F. Weidenbruch
Secretary

Cambridge, Massachusetts
April 28, 2009

IDENIX PHARMACEUTICALS, INC.

60 Hampshire Street
Cambridge, Massachusetts 02139

Proxy Statement for the 2009 Annual Meeting of Stockholders
To Be Held on June 2, 2009

PROXIES AND VOTING

This proxy statement contains information about the 2009 annual meeting of stockholders of Idenix Pharmaceuticals, Inc. We are holding the meeting on Tuesday, June 2, 2009 at 9:00 a.m. (eastern daylight time) at the offices of WilmerHale, 60 State Street, Boston, Massachusetts 02109.

In this proxy statement, references to “Idenix,” “we,” “us” and “our” refer to Idenix Pharmaceuticals, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2008 are available for viewing, printing and downloading at http://www.idenix.com/InvestorRelations/2009proxy and www.edocumentview.com/IDIX.

Additionally, you can find our Annual Report on Form 10-K for the year ended December 31, 2008 through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may obtain additional printed copies of our Annual Report on Form 10-K, free of charge, by sending a written request to: Idenix Pharmaceuticals, Inc., attention: Investor Relations, 60 Hampshire Street, Cambridge, MA 02139. Exhibits will be provided upon written request and payment of an appropriate processing fee.

References to our website are inactive textual references only and the contents of our website should not be deemed to be incorporated by reference into this proxy statement.

Q.	Who can vote at the annual meeting?

A.	To be able to vote, you must have been a stockholder of record at the close of business on April 9, 2009, the record date for our annual meeting. On that date, 59,073,114 shares of common stock were issued and outstanding and entitled to vote at the annual meeting.

If you were a stockholder of record on that date, you are entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q.	What are the voting rights of the holders of common stock?

A.	Each outstanding share of our common stock entitles the holder to one vote on each proposal considered at the annual meeting. We have no other securities authorized which would entitle a holder to vote at the meeting.

Q.	What is a proxy card?

A.	The proxy card enables you to appoint Jean-Pierre Sommadossi, our chief executive officer and John Weidenbruch, our executive vice president and general counsel, as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Dr. Sommadossi and Mr. Weidenbruch to vote your shares at the meeting as you have instructed on the proxy card. If you do not specify on the proxy card how your shares should be voted, they will be voted as recommended by our board of directors. This way, you can vote your shares whether or not you attend the meeting.

Q.	What am I voting on?

A.	We are asking you to vote on:

• the election of directors for a one year term; and

• the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2009.

Q.	How do I vote?

A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1) By Mail:  Complete, date and sign the enclosed proxy card and mail it in the enclosed postage paid envelope. Your shares will be voted according to your instructions. If you do not specify how your shares should be voted, they will be voted as recommended by our board of directors.

(2) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for you by a broker, bank or other nominee, you may vote:

(1) By Mail: You will receive instructions from your broker, bank or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(2) In Person at the Meeting:  Contact the broker, bank or other nominee who holds your shares to obtain a proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have obtained from the broker, bank or other nominee a proxy issued in your name giving you the right to vote your shares.

Q.	How may I change or revoke my proxy?

A.	You may change or revoke your proxy at any time before the meeting. To do so, you must do one of the following:

(1)	Provide written notice to us in time for receipt prior to the meeting that you wish to revoke your proxy. Such notice should be sent to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

(2)	Sign a new proxy and submit it to us c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139 in time for receipt prior to the meeting. Only the most recently dated proxy will be counted.

(3)	Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request such revocation.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote either by returning your proxy or voting in person by ballot at the meeting.

If your shares are held in “street name,” we encourage you to provide voting instructions to your broker, bank or other nominee by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. If you do not return a proxy to your broker, bank or other nominee to vote your shares, your broker, bank or other nominee may, with respect to the proposals to elect our directors and ratify the selection of our independent registered public accounting firm, either vote your shares or leave your shares unvoted, under their discretionary authority.

Q.	How many shares must be present to hold the meeting?

A.	To establish a quorum, a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the meeting. The presence of a quorum is a prerequisite to holding and conducting business at the meeting. We believe that Novartis Pharma AG, or Novartis, the holder of a majority of our issued and outstanding common stock, will be present at the meeting and that a quorum will be established as a result.

Q.	What vote is required to approve each matter and how are votes counted?

A.	Proposal 1 — Election of Directors. The eight nominees for director who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may vote your unvoted shares on Proposal 1. You may:

• vote FOR all nominees;

• WITHHOLD your vote from all nominees; or

• vote FOR one or more nominees and WITHHOLD your vote from one or more of the others. Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2 — Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of stockholders holding a majority of the votes cast on this proposal is required to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009. If your shares are held by your broker in “street name” and you do not vote your shares, your broker may vote your unvoted shares on Proposal 2.

If you vote to abstain on this Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to abstain will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that our stockholders should have an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Proposal 3 — Other Matters. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy will have the discretion to vote, or otherwise act for you, in accordance with their judgment on the matter. As of the date of this proxy statement, we do not know of any other matters to be presented at the annual meeting.

We believe that Novartis intends to vote all of its shares FOR each proposal detailed above. On the record date, Novartis was the holder of approximately 53% of our outstanding common stock.

Q.	Where may I find the voting results?

A.	We will announce preliminary voting results at the meeting. We will report the final voting results in our Quarterly Report on Form 10-Q for the second quarter ending June 30, 2009, which we expect to file with the Securities and Exchange Commission, or SEC, in August 2009.

Q.	Who is soliciting the proxy and what are the costs of soliciting these proxies?

A.	Our board of directors is soliciting the proxy accompanying this proxy statement. We will bear the cost of soliciting proxies. Our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Householding of Annual Meeting Materials

Some brokers, banks and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: 60 Hampshire Street, Cambridge, Massachusetts, 02139, Attention: Investor Relations; 617-995-9800. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and telephone number.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors is elected each year at the annual meeting of stockholders. There are eight nominees for the eight currently authorized seats on our board of directors. Each director elected to hold office will do so until the 2010 annual meeting of stockholders and until her or his successor is elected and qualified, or until such director’s earlier death, resignation or removal. In December 2008, Dr. Norman Payson resigned from our board due to time constraints associated with his new position as Chairman and Chief Executive Officer of Apria Healthcare Group, Inc. following its acquisition by The Blackstone Group in October 2008. At the time of Dr. Payson’s resignation, the authorized seats on our board of directors was decreased from nine to eight. In February 2009, Dr. Emmanuel Puginier, a designee of Novartis, resigned from our board and was replaced by Dr. Steven Projan, also a designee of Novartis.

Each person nominated for election is currently serving as a director of Idenix. The board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated each of the listed nominees for election as a director. Steven Projan, Ph.D. and Robert E. Pelzer have been nominated as the two designees of Novartis, pursuant to the stockholders’ agreement described under the caption “Certain Relationships and Related Party Transactions — Relationship with Novartis.” There are no family relationships among any of our directors and our executive officers.

Each nominee has agreed to serve if elected and we do not know any reason why any nominee would be unable to serve. In the event that any nominee should be unavailable for election, proxies will be voted for the election of a substitute nominee designated by the board of directors or for election of only the remaining nominees.

Unless authority to do so is withheld, shares represented by executed proxies will be voted for the election of the eight nominees named below. Proxies cannot be voted for a greater number of persons than the number of nominees standing for election. Since eight directors are to be elected at the annual meeting, the eight nominees for director who receive the highest number of votes for election will be elected as directors.

Information with respect to the number of shares of common stock beneficially owned by each director as of April 1, 2009 appears under the heading “Security Ownership of Certain Beneficial Owners and Management.” The name, age, years of service on our board of directors, and principal occupation and business experience of each director nominee is set forth below.

Name and Age	Principal Occupation and Business Experience	Director Since

Jean-Pierre Sommadossi, Ph.D. (age 53)	Dr. Sommadossi is the principal founder of Idenix and has served as the chairman of our board of directors since our inception and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. Dr. Sommadossi took a sabbatical and then unpaid leave from the University of Alabama at Birmingham from November 1999 to November 2002. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a Pharm.D. and Ph.D. in Pharmacology from the University of Marseilles, France.	1998

Charles W. Cramb (age 62)	Mr. Cramb has served as the vice chairman, chief financial and strategic officer of The Avon Company, a global beauty products company since September 2007. Mr. Cramb joined The Avon Company in November 2005 and previously served as executive vice president finance and technology and chief financial officer. Prior to joining The Avon Company, Mr. Cramb served as the chief financial officer at The Gillette Company, a worldwide consumer products company, from July 1997 to November 2005. From July 1995 to July 1997, Mr. Cramb served as a corporate vice president and corporate controller of The Gillette Company. He is also a member of the board of directors of Tenneco Automotive Inc. Mr. Cramb holds a B.A. from Dartmouth College and an M.B.A. from the University of Chicago.	2003

Wayne T. Hockmeyer, Ph.D. (age 64)	Dr. Hockmeyer founded MedImmune, Inc., a biotechnology company, in April 1988 and served until October 2000 as the chief executive officer of MedImmune. In October 2000, Dr. Hockmeyer relinquished his position as chief executive officer and served as chairman of the board of directors of MedImmune, Inc. until June 2007 and from 2002 to 2007, as president of MedImmune Ventures, Inc., a wholly owned subsidiary of MedImmune, Inc. Dr. Hockmeyer also serves as a director of Middlebrook Pharmaceutical Corporation, Baxter International, Inc. and GenVec, Inc. Dr. Hockmeyer was recognized, in 1998, by the University of Florida as a Distinguished Alumnus and in 2002 was awarded a Doctor of Science honoris causa from Purdue University. Dr. Hockmeyer holds a B.S. from Purdue University and a Ph.D. from the University of Florida.	2002

Thomas R. Hodgson (age 67)	Mr. Hodgson, who is retired, served most recently, from September 1990 to January 1999, as president and chief operating officer of Abbott Laboratories, a pharmaceutical company. From 1983 to 1990, Mr. Hodgson served as the president of Abbott International and from 1978 to 1983, Mr. Hodgson served as the president of the Hospital Products Division of Abbott Laboratories. Mr. Hodgson is a director of The Travelers Companies Inc. Mr. Hodgson holds a B.S. from Purdue University, an M.S. from the University of Michigan, an M.B.A. from Harvard Business School and an honorary doctorate degree in engineering awarded by Purdue University.	2002

Name and Age	Principal Occupation and Business Experience	Director Since

Robert E. Pelzer (age 55)	Mr. Pelzer has served as president and chief executive officer of Novartis Corporation since September 2008. Prior to that, from March 2002 to August 2008, he served as general counsel of Novartis Pharmaceuticals Division, a part of the Novartis Group, a multinational group of companies specializing in the research, development, manufacture, sale and distribution of innovative healthcare products. Prior to his appointment at Novartis in March 2002, Mr. Pelzer was general counsel at DuPont Pharmaceuticals Company from 1998 to December 2001. Prior to that time, Mr. Pelzer held various positions with The DuPont Company. Mr. Pelzer holds degrees in Commerce and in Law from the University of Alberta. He is admitted as barrister and solicitor in the Province of Alberta, Canada, and as Solicitor in England and Wales.	2003

Denise Pollard-Knight, Ph.D. (age 49)	Dr. Pollard-Knight has served since April 2004 as head of Nomura Phase4 Ventures, an affiliate of Nomura International plc, a leading Japanese financial institution. From January 1999 to March 2004, Dr. Pollard-Knight served as head of Healthcare Private Equity at Nomura International plc. From January 1997 to January 1999, Dr. Pollard-Knight was a member of Rothschild Asset Management Ltd., an investment management firm. Dr. Pollard-Knight holds a Ph.D. and BSc (Hons) from the University of Birmingham in England. Dr. Pollard-Knight completed postdoctorate work as a Fulbright Scholar at the University of California, Berkeley.	2003

Steven Projan, Ph.D. (age 56)	Dr. Projan has served as a director since February 2009. Dr. Projan has served as vice president, global head of infectious diseases for the Novartis Institute for Biomedical Research, Inc. since September 2008. Prior to joining Novartis, from 1993 to August 2008, Dr. Projan held several positions at Wyeth Pharmaceuticals, including his most recent position as vice president of biological technologies. Dr. Projan holds a Ph.D. in molecular genetics from Columbia University.	2009

Pamela Thomas-Graham (age 45)	Ms. Thomas-Graham is a managing director in the private equity group at the investment management firm Angelo, Gordon and Co. Prior to joining Angelo Gordon in March 2008, Ms. Thomas-Graham served as group president overseeing apparel for better and moderate department stores for Liz Claiborne, Inc., an apparel and retail company, from October 2005 to December 2007. Prior to joining Liz Claiborne, Inc., Ms. Thomas-Graham served as chairman of CNBC from February 2005 to October 2005 and served as president and chief executive officer of CNBC from July 2001 to February 2005. From February 2001 to July 2001, Ms. Thomas-Graham served as president and chief operating officer of CNBC. From September 1999 to February 2001, Ms. Thomas-Graham served as chief executive officer of CNBC.com. Prior to joining NBC, Ms. Thomas-Graham was a partner at McKinsey & Company. Ms. Thomas-Graham also serves as a director of the Clorox Company. Ms. Thomas-Graham holds a J.D., M.B.A. and B.A. from Harvard University.	2005

The board of directors believes that approval of the election of each nominee director named above is in our best interests and in the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

DIRECTOR COMPENSATION

We compensate our non-employee directors, other than directors who are employees of Novartis, with a combination of cash and equity. Dr. Projan and Mr. Pelzer, our two directors who are also employees of Novartis, do not receive any remuneration for their services as directors. We also do not provide additional remuneration to Dr. Sommadossi, an officer of Idenix, for his service as a director.

The following table describes our compensation practices for non-employee directors, other than the non-employee directors noted above, during the fiscal year ended December 31, 2008, or fiscal 2008.

			Meeting Fees	Options to Purchase
		Cash	(Per Meeting	Common Stock(1)
	Year	Retainer	Attended)	Initial		Annual

Board Member	2008	$30,000	$2,000	15,000	(2)	20,000	(3)
Lead Director	2008	10,000	—	—		—
Committee Chair (other than Audit or Compensation)	2008	5,000	1,000	—		—
Audit Committee Chair	2008	15,000	1,000	—		—
Compensation Committee Chair	2008	10,000	1,000	—		—
Committee Members (other than chair)	2008	—	1,000	—		—

(1)	The exercise price of these options is equal to the average of the open and close price of our common stock as reported on the NASDAQ Global Market on the date of grant. Subject to certain exceptions, each stock option terminates on the earlier of ten years from the date of grant or 180 days after the optionee ceases to serve as a director.

(2)	Each non-employee director is entitled to receive an award of stock options upon his or her election or appointment to our board of directors. The initial stock option grant vests in 24 equal monthly installments beginning one month from the date of grant.

(3)	Each non-employee director is entitled to receive at each year’s annual meeting after which he or she continues to serve as a director, an additional stock option grant of 20,000 shares. The number of stock options to be awarded to new non-employee directors who are appointed to our board of directors at times other than immediately after the annual meeting of stockholders is pro rated for the period of service between date of appointment and the next annual meeting. The annual option grant vests in 12 equal monthly installments beginning one month from the date of grant.

In addition, members of our board of directors, other than directors affiliated with Novartis, are reimbursed for reasonable expenses incurred in connection with attendance at meetings of our board of directors and its committees and related activities in accordance with Idenix policy.

Director Compensation for Fiscal Year 2008

	Fees Earned or Paid	Option Awards	Total
Name	in Cash ($)	($)(1)(2)(3)	($)

Charles W. Cramb	$83,000	$77,237	$160,237
Wayne T. Hockmeyer	66,000	77,237	143,237
Thomas R. Hodgson	73,000	77,237	150,237
Norman C. Payson(4)	47,500	113,761	161,261
Denise Pollard-Knight	62,000	77,237	139,237
Pamela Thomas-Graham	57,000	77,237	134,237
Robert Pelzer(5)	—	—	—
Steven Projan(5)(6)	—	—	—
Emmanuel Puginier(5)(7)	—	—	—

(1)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for fiscal 2008, in accordance with Statement of Financial Accounting Standards, or FAS, 123(R), of stock options granted under our stock incentive plans and includes amounts for stock options granted in and prior to fiscal 2008. There can be no assurance that FAS 123(R) amounts will reflect actual amounts realized. Refer to Note 11, “Equity Incentive Plans and Share-Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 4, 2009 for the relevant assumptions used to determine the valuation of our option awards.

(2)	As of December 31, 2008, each non-employee director standing for election at the annual meeting holds the following number of shares of common stock under outstanding stock options:

Number of Shares Underlying
Director	Outstanding Stock Options

Mr. Cramb	120,000
Dr. Hockmeyer	80,000
Mr. Hodgson	80,000
Dr. Pollard-Knight	60,000
Ms. Thomas-Graham	95,000
Mr. Pelzer	—
Dr. Projan	—

(3)	The number of shares underlying stock options granted to our then and current non-employee directors in fiscal 2008 and the grant date fair value of such stock options as determined in accordance with FAS 123(R) are:

		Number of Shares
		Underlying Stock Option	Grant Date Fair Value of
Director	Grant Date	Grants in 2008	Stock Option Grants in 2008

Mr. Cramb	6/3/2008	20,000	$75,714
Dr. Hockmeyer	6/3/2008	20,000	75,714
Mr. Hodgson	6/3/2008	20,000	75,714
Dr. Payson	6/3/2008	20,000	75,714
Dr. Pollard-Knight	6/3/2008	20,000	75,714
Ms. Thomas-Graham	6/3/2008	20,000	75,714
Mr. Pelzer	—	—	—
Dr. Projan	—	—	—
Dr. Puginier	—	—	—

(4)	Dr. Payson resigned as a director effective December 2, 2008.

(5)	Dr. Puginier did not and Mr. Pelzer and Dr. Projan do not receive compensation for serving on our board due to their respective affiliations with Novartis.

(6)	Dr. Projan joined our board of directors in February 2009. He was nominated by Novartis as one of its two designees to our board.

(7)	Dr. Puginier ceased serving as a member of our board in February 2009 upon Novartis’ nomination of Dr. Projan.

CORPORATE GOVERNANCE

Our board of directors strongly believes that good corporate governance policies and practices lead to management of Idenix in a manner that will result in successful business performance and a benefit to our stockholders. We routinely review and update our corporate governance policies and practices that we believe will promote a high level of performance from our board of directors, officers and employees. This section describes key corporate governance guidelines and practices that our board has adopted. Complete copies of our Corporate Governance Guidelines, committee charters and Policy on Business Conduct and Ethics are available on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters.” Alternatively, you can request a copy of any of these documents by writing to Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Corporate Governance Guidelines

Our board has adopted Corporate Governance Guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of Idenix and our stockholders. These guidelines provide a framework for the conduct of the board’s business and includes guidelines for, among other things, determining director independence, establishing criteria and qualifications of directors, conduct of meetings of the board and meetings of independent directors, access by the directors to management, independent consultants and professional advisors, and management evaluation and succession.

Director Independence

Relationship with Novartis.  Under the terms of the stockholders’ agreement, we have agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock. We have also agreed, for so long as one or more Novartis designees serve on our board of directors, to permit Novartis-designated directors to serve on our board committees unless such committee service is prohibited by applicable law, rule or regulation, in which case the Novartis designee is entitled to serve on our board committees as a non-voting observer. To enable us to fulfill these contractual obligations, we may, from time to time, rely upon an exemption provided to “controlled companies” by the NASDAQ Stock Market, Inc. Marketplace Rules, or the NASDAQ rules, with respect to its requirements that a majority of the directors on the Compensation Committee be independent. Applicable NASDAQ rules define “controlled companies” as those which have more than 50% of their voting power held by an individual, group or entity. Since Novartis and its affiliates currently own more than 50% of our voting stock, Idenix is a controlled company under applicable NASDAQ rules.

Board of Directors.  Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of the following five directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined in Rule 4200(a)(15) of the NASDAQ rules: Charles W. Cramb, Wayne T. Hockmeyer, Thomas R. Hodgson, Denise Pollard-Knight and Pamela Thomas-Graham.

Committees.  Our Audit Committee is composed entirely of independent directors as required by applicable SEC and NASDAQ rules, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, with one Novartis-designated director, who is not independent, serving as a non-voting observer. Our Compensation Committee, with the exception of one Novartis-designated director serving on the committee, is composed of independent directors. Our Nominating and Corporate Governance Committee is composed of independent directors with one Novartis-designated director, who is not independent, serving as a non-voting observer.

Meetings of Independent Directors

Our Corporate Governance Guidelines require that our independent directors regularly meet without management being present. On an as needed basis, the independent directors meet in executive session without management.

Director Attendance at Annual Meetings of Stockholders

Our Corporate Governance Guidelines provide that it is the responsibility of all of our directors to attend our annual meetings of stockholders. All directors serving on our board as of the 2008 annual meeting of stockholders attended that meeting.

Board of Directors

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance. Among the primary responsibilities of our board of directors is the oversight of the management of our company. Our directors remain informed of our business and management’s activities by reviewing documents provided to them before each meeting and by attending presentations made by our chief executive officer and other members of management. At each meeting of the board of directors, our directors are advised of actions taken by each board committee. Directors have access to our books, records and reports and independent advisors. Members of our management frequently interact with and are at all times available to our directors.

Our Corporate Governance Guidelines provide for the appointment of a lead director. Mr. Hodgson serves as our lead director. In such capacity, Mr. Hodgson, in consultation with the other independent directors, establishes agendas for the independent directors’ meetings, chairs such meetings and meets with directors to discuss the company and management’s performance.

Our board of directors met eleven times during fiscal 2008, three meetings of which were independent board meetings. During fiscal 2008, each director, other than Dr. Puginier, attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Committees of Our Board of Directors

Our board of directors has the following three standing committees: Audit, Compensation and Nominating and Corporate Governance. Each of these committees acts under the terms of a written charter approved by our board of directors. Copies of the committees’ charters, as currently in effect, are posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Board of Directors, Committee Composition and Charters.”

•	The Audit Committee assists the board of directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements relating to financial and financial reporting matters and understanding of our accounting and financial reporting processes. The Audit Committee also assists the board of directors in overseeing and monitoring our compliance with the legal and regulatory requirements applicable to our business operations. Our Audit Committee has the sole authority and responsibility to select, evaluate, compensate and replace our independent registered public accounting firm. Our board of directors has determined that Charles W. Cramb, the chair of the Audit Committee, is a financial expert under applicable SEC rules. The Audit Committee met 12 times in fiscal 2008.

•	The Compensation Committee assists the board of directors with its overall responsibility relating to compensation and management development, recommends for approval by the board of directors the compensation of our chairman and chief executive officer and our non-employee directors, establishes annually the compensation of our other officers, effects the engagement of, and terms of employment agreements and arrangement with, and the termination of all our officers and administers our equity incentive plans. The Compensation Committee met four times and acted by written consent once in fiscal 2008. The process and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis.”

•	The Nominating and Corporate Governance Committee assists in developing and recommending to our board of directors sound corporate governance principles and practices, identifying and recommending qualified individuals to become members of our board of directors and reviewing and making recommendations to our board of directors with respect to management succession planning. The Nominating and Corporate Governance Committee met three times in fiscal 2008.

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire board of directors. The committees regularly report on their activities to the entire board of directors, and all members of our board of directors are entitled to receive copies of each committee’s agendas and minutes.

None of the members of any committee of our board of directors is or has been an officer of Idenix. Mr. Pelzer and Dr. Projan are officers of Novartis. The current members of the committees of our board of directors are set forth in the following table:

Nominating and Corporate
Audit Committee(1)	Compensation Committee	Governance Committee(1)(2)

Charles W. Cramb (Chair)	Wayne T. Hockmeyer (Chair)	Pamela Thomas-Graham (Chair)
Thomas Hodgson	Charles W. Cramb	Wayne T. Hockmeyer
Denise Pollard-Knight	Robert Pelzer(3)
Pamela Thomas-Graham(4)

(1)	Mr. Pelzer is a non-voting observer of the Audit Committee and the Nominating and Corporate Governance Committee.

(2)	Dr. Payson served on the Nominating and Corporate Governance Committee until his resignation from the Board in December 2008.

(3)	Dr. Puginier served on the Compensation Committee from January 2008 to December 2008. Mr. Pelzer joined the Compensation Committee in December 2008.

(4)	Dr. Payson served on the Compensation Committee until his resignation from the Board in December 2008. Ms. Thomas-Graham joined the Compensation Committee in December 2008.

Information About Our Nominating Process

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating individuals to become members of our board of directors, including the review of candidates recommended by our stockholders, and recommending such qualified individuals to our board of directors.

The process followed by the Nominating and Corporate Governance Committee to identify, evaluate and review candidates includes requests to members of our board of directors and others for recommendations, meeting from time to time to evaluate biographical information and background material relating to potential candidates, an assessment of such candidates’ qualifications vis-à-vis our director qualification standards described below, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the board of directors. In addition, the Nominating and Corporate Governance Committee may retain the services of an executive search firm to help identify and evaluate potential director candidates.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals for consideration as potential director nominees by submitting on a timely basis the name and background of the candidate to the Nominating and Corporate Governance Committee, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The Nominating and Corporate Governance Committee will consider a recommendation if appropriate biographical information and background material is provided. In addition to the biographical and background information, the stockholder making such recommendation must include a statement as to whether the stockholder or the group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material is timely provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of our board of directors or by other persons. If our board of directors determines to nominate a stockholder recommended candidate, such nominee’s name will be included in our proxy statement and our proxy card for the stockholder meeting at which such nominee’s election is recommended.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the board of directors, by following the procedures set forth under “Stockholder Proposals for the 2010 Annual Meeting.” Director candidates nominated in accordance with the procedures set forth under the first paragraph of such section will be included in our proxy materials but may not be included in our proxy card for the next annual meeting.

At the annual meeting, stockholders will be asked to consider the election of the eight director nominees described in Proposal 1. Each of these nominees has been nominated for election by the Nominating and Corporate Governance Committee.

Director Qualification Standards

Directors should possess the highest personal and professional ethics and integrity, understand and be aligned with our core values, and be committed to representing the long-term interests of our stockholders. Directors must also be inquisitive, objective and have practical wisdom and mature judgment. We endeavor to have a diverse board of directors possessing strategic and policy-making experience and skills in business, healthcare, science and technology and in the international arena. In considering whether to recommend any candidate for inclusion in our board of director’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the criteria set forth in the charter of the Nominating and Corporate Governance Committee. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all of our stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our board of directors believes that the backgrounds and qualifications of our directors, considered as a group, should provide diversity and a significant composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on our board of directors for an extended period of time. Our board of directors does not believe that arbitrary term limits on directors’ service are appropriate since such term limits could result in the loss of directors who have developed insights into Idenix and our business and operations. Our board of directors annually engages in a self-evaluation process and a review of the requisite skills and criteria comprised by our board of directors and those to be sought in nominees for directors.

At the annual meeting, stockholders will be asked to consider the election of Dr. Steven Projan. In February 2009, Novartis nominated Dr. Projan as one of its two designees to our board. Mr. Pelzer is Novartis’ other designee to our board. This is the first time our stockholders will be asked to vote on Dr. Projan as a director.

Communicating with the Board of Directors

We have established an Integrity Hotline for the confidential, anonymous submission by our directors, officers and employees of concerns regarding violations or suspected violations of our Policy on Business Conduct and Ethics, including matters relating to accounting and auditing matters. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of communications received by us, our board of directors and the Audit Committee regarding accounting, internal controls or auditing matters.

Written communications from our stockholders and employees may be sent to: Idenix Pharmaceuticals, Inc., Audit Committee Chair, 60 Hampshire Street, Cambridge, Massachusetts 02139.

Stockholders who wish to send other communications to our board of directors should address such communications to Board of Directors, c/o Secretary, Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139.

Our board of directors will give attention to written communications that are submitted by our stockholders and other interested parties. In general, communications relating to corporate governance and corporate strategy are more likely to be reviewed by our board than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from our counsel, the chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from our stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Policy on Business Conduct and Ethics

Our board of directors is committed to legal and ethical conduct in fulfilling its responsibilities. We expect all of our directors, officers and employees to act ethically, legally and with integrity and in compliance with our Policy on Business Conduct and Ethics as well as our other policies and standards of conduct. Our Policy on Business Conduct and Ethics includes the code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. Our Policy on Business Conduct and Ethics is posted on our website at www.idenix.com under the caption “Investor Center — Our Leadership & Governance — Idenix Policy on Business Conduct and Ethics” and we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of our policy. No waivers from any provision of our policy have been granted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of our common stock as of April 1, 2009 by:

•	each person or group known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors, including our chief executive officer;

•	each of the other executive officers named in the Summary Compensation Table under the heading “Executive Compensation” below; and

•	all of our current executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws where applicable.

			Shares of
	Shares of		Common Stock
	Common Stock		Issuable	Percentage of
	Beneficially		Under Stock	Common Stock
Name and Address of Beneficial Owner(1)	Owned(2)		Options(2)	Outstanding(3)

5% Stockholders
Novartis AG	31,314,942	(4)	—	53.0%
MPM Capital L.P.	3,243,306	(5)	—	5.5%
Directors
Jean-Pierre Sommadossi	2,219,754	(6)	656,250	4.8%
Charles W. Cramb	7,200		118,333	*
Wayne T. Hockmeyer	41,708		78,333	*
Thomas R. Hodgson	42,324		78,333	*
Robert E. Pelzer(7)	—		—	—
Denise Pollard-Knight	—		58,333	*
Steven Projan(8)	—		—	—
Pamela Thomas-Graham	—		93,333	*
Other Executive Officers
Douglas Mayers	30,000	(9)	114,583	*
Ronald Renaud, Jr.	15,000		187,083	*
David Standring	60,200	(10)	138,646	*
John Weidenbruch	15,000		119,271	*
All current directors and executive officers as a group (13 persons)	2,432,486		1,767,081	6.9%

*	Less than 1% of the shares of total common stock outstanding as of April 1, 2009.

(1)	The address of all of our executive officers and directors is in c/o Idenix Pharmaceuticals, Inc., 60 Hampshire Street, Cambridge, Massachusetts 02139. The address of Novartis AG is Lichtstrasse 35 CH-4002 Basel, Switzerland. The address of MPM Capital L.P. is 200 Clarendon Street, Boston, MA 02116.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock issuable under stock options that are exercisable within 60 days after April 1, 2009 are deemed outstanding and are included for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	On April 1, 2009, there were 59,073,114 shares of our common stock outstanding.

(4)	Consists of 31,314,942 shares held by Novartis Pharma AG, a direct, wholly owned subsidiary of Novartis AG. This information is based solely on information set forth in a Schedule 13D/A filed on November 2, 2005 jointly by Novartis AG and Novartis Pharma AG and subsequent Forms 4 filed on April 4, 2006, June 8, 2006, May 30, 2008, September 3, 2008, November 25, 2008 and February 23, 2009.

(5)	Consists of 2,949,488 shares held by BB BioVentures L.P., or BB BioVentures, 256,519 shares held by MPM Bioventures Parallel Fund L.P., or Parallel Fund, and 37,299 shares held by MPM Asset Management Investors 1998 LLC, or Investors Fund. BB BioVentures is under common control with Parallel Fund and Investors Fund. This information is based solely on information set forth in a Schedule 13G/A filed by such entities on February 12, 2007.

(6)	Includes 161,185 shares held by the Jean-Pierre Sommadossi 1998 Irrevocable Trust.

(7)	Mr. Pelzer serves as president and chief executive officer of Novartis Corporation, an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(8)	Dr. Projan serves as vice president, global head of infectious diseases for Novartis Institute for Biomedical Research, Inc., an affiliate of Novartis, and does not have sole or shared voting or dispositive power over shares held by Novartis.

(9)	Consists of 30,000 shares held by Dr. Mayers’ spouse.

(10)	Includes 200 shares held by Dr. Standring’s spouse.

Executive Officers

The following table sets forth information relating to the individuals who serve as executive officers as of April 1, 2009:

Name	Age	Position

Jean-Pierre Sommadossi, Ph.D.	53	President and Chief Executive Officer and Chairman of the Board of Directors
Paul J. Fanning	51	Senior Vice President, Human Resources
Douglas Mayers, M.D.	55	Executive Vice President and Chief Medical Officer
Ronald C. Renaud, Jr.	40	Chief Financial Officer and Treasurer
David N. Standring, Ph.D.	58	Executive Vice President, Biology
John Weidenbruch	48	Executive Vice President, General Counsel and Secretary

Jean-Pierre Sommadossi, Ph.D. is the principal founder of Idenix and has served as the chairman of our board of directors since our inception in 1998 and as our president and chief executive officer since November 2000. During the period from November 1999 to November 2000, Dr. Sommadossi served as our executive president and chief scientific officer. Prior to taking a sabbatical and then unpaid leave from November 1999 to November 2002, Dr. Sommadossi served as a professor of pharmacology, toxicology and clinical pharmacology and associate director of both the Center for AIDS Research and the Liver Center, University of Alabama at Birmingham School of Medicine from June 1992 to November 2000. From 1996 to 1999, Dr. Sommadossi served on the Research Agenda Committee of the AIDS Clinical Trial Group. Dr. Sommadossi holds a PharM.D. and Ph.D. in Pharmacology from the University of Marseilles in France.

Paul J. Fanning has served as our senior vice president, human resources since December 2007 and as our vice president, human resources from March 2004 to December 2007. Prior to joining Idenix, Mr. Fanning was employed by The Foxboro Company and its affiliates from 1984 to 2004, most recently as vice president, human resources at Invensys Process Systems from 2000 to 2004. Mr. Fanning holds an M.B.A. from Babson College and a B.S. from the University of Massachusetts.

Douglas Mayers, M.D. has served as our executive vice president and chief medical officer since January 2007. Prior to joining Idenix, from May 2001 until January 2007, Dr. Mayers was with Boehringer Ingelheim Pharmaceuticals, Inc., where he served as vice president, therapeutic area of virology and was responsible for the strategic coordination of all HIV and hepatitis clinical trials in phases I through IV. Prior to joining Boehringer Ingelheim, Dr. Mayers conducted clinical trials in HIV research during his seventeen years in the United States Navy and his subsequent three years as the head of infectious diseases with Henry Ford Hospital. Dr. Mayers completed his M.D. at the University of Pennsylvania.

Ronald C. Renaud, Jr. has served as our chief financial officer and treasurer since June 2007. Prior to joining Idenix, Mr. Renaud served as senior vice president, chief financial officer and treasurer of Keryx Biopharmaceuticals, Inc. from February 2006 to May 2007. Prior to joining Keryx, Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. From 2001 to May 2004, Mr. Renaud held managing director posts at Charles Schwab & Co., SoundView Capital and Bear Stearns & Co., Inc., where he covered companies in the biotechnology and life sciences sectors. Mr. Renaud holds an M.B.A from the Marshall School of Business at the University of Southern California and a B.A. from St. Anselm College.

David N. Standring, Ph.D. has served as our executive vice president, biology since December 2007 and previously as senior vice president, biology from March 2006 to December 2007 and previously served as vice president, biology from March 2002 to March 2006 and as our executive director of biology from September 2000 to March 2002. Prior to joining Idenix, from February 1998 to July 2000 Dr. Standring served as research fellow and then as associate director, virology department at Schering-Plough Research Institute, a division of Schering Plough Corporation, a pharmaceutical company. From November 1994 to January 1998, Dr. Standring served as group leader, hepatitis, virology department at Bristol-Myers Squibb Research Institute. From 1984 to 1994, Dr. Standring was on the faculty of the University of California at San Francisco.

Dr. Standring holds a B.A. from St. John’s College, Oxford University and a Ph.D. in Bioorganic Chemistry from Harvard University.

John Weidenbruch has served as our executive vice president and general counsel since September 2006. Prior to joining Idenix, Mr. Weidenbruch served as vice president and general counsel at Abraxis BioScience Inc. from October 2005 until September 2006. Prior to joining Abraxis, Mr. Weidenbruch worked at Amgen Inc. from January 1995 until October 2005 where he held positions of increasing responsibility including senior director of law operations and senior associate general counsel of global commercial operations. Mr. Weidenbruch holds a B.A. from Loyola College in Baltimore, Maryland and a J.D. from Georgetown University Law Center in Washington, D.C.

Each of our executive officers is elected or appointed by, and serves at the discretion of, the board of directors. In addition, until such time as Novartis and its affiliates own less than 40% of our voting stock, Novartis’ consent is required for the selection and appointment of our chief financial officer. If in Novartis’ reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate the employment of our chief financial officer. Each of our executive officers devotes his or her full time to our affairs.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We have designed our executive compensation plan to support our business goals and promote the long term growth of the company. Specifically, our compensation plan is designed to promote the achievement of key strategic and financial performance measures by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals.

Total compensation of each executive officer varies with overall attainment of corporate objectives, as well as the performance of individual goals and objectives. Our total compensation is benchmarked against a peer-group of companies of similar size and market capitalization in the biotechnology sector to ensure we pay appropriately and competitively. A substantial portion of total compensation for our executive officers is tied to key corporate strategies and operational goals such as drug discovery initiatives, clinical trial progress and other operational and financial measures.

We provide a portion of our executive compensation in the form of stock options that vest and become exercisable over time, which we believe helps to retain our executives and aligns their interests with those of our shareholders by allowing them to participate in the longer term success of Idenix. Our executive compensation program is structured to mirror the performance of our company overall by delivering differentiated pay for individual performance and achievement of pre-determined corporate objectives and goals. We believe that executive compensation should help to attract, retain and motivate those executives we depend on for our current and future success.

Overview of Our Philosophy and Procedures for Determining Executive Compensation

The compensation committee of our board of directors has primary responsibility to assist the board in designing, implementing and maintaining compensation programs for our executive officers, including the administration of our stock option plans. The responsibilities of the compensation committee, which are set forth in detail in our charter which can be found on our website at www.idenix.com, include:

•	recommending to the board of directors the compensation payable to non-employee directors;

•	determining the type and level of compensation for executive officers;

•	recommending to the board of directors the type and level of compensation for the chief executive officer; and

•	administration of our stock option plans.

The committee seeks to ensure the executive compensation programs contain an appropriate amount of compensation that is at risk and subject to the achievement of critical business objectives.

To help evaluate the appropriate levels of compensation with respect to each component of our compensation program, the committee annually reviews the compensation level of our named executive officers and other key executives against the compensation levels of comparable positions of a peer group of companies. For 2008, as in prior years, the compensation committee retained Towers Perrin, an independent executive compensation consulting firm, to provide assistance in evaluating and developing our executive compensation program. Towers Perrin provides the committee with relevant market data regarding executive compensation. The compensation committee uses this market data as a guide against which the committee evaluates the compensation of each of the executive officers, including the named executive officers, in light of the executive’s scope of responsibility and expertise.

Towers Perrin generally provides:

•	compensation survey data to the compensation committee for purposes of benchmarking or comparing each compensation component within the Idenix executive compensation program, namely base salary, cash incentive programs, equity programs and benefits, to a group of other publicly traded companies engaged in the discovery and development of drug products. The peer group is based on the similarity of their revenue size and market capitalization;

•	assistance to interpret various sets of compensation data;

•	its own views on the competitiveness and effectiveness of our officer compensation levels; and

•	assistance in the selection of our peer group companies.

In gathering competitive market compensation data, Towers Perrin generally utilizes two primary sources:

•	published compensation surveys for biotechnology and pharmaceutical companies; and

•	proxy information of selected peer organizations.

Specifically, Towers Perrin utilized the Radford Global Life Sciences survey and comparable executive compensation information published in publically available proxy statements from the peer organizations set forth below to develop the competitive benchmark analysis. In addition, Towers Perrin considered the overall economic environment and trends within the biopharmaceutical industry when making their observations and recommendations. A representative from Towers Perrin presented its findings and observations prior to the committee making any determination or recommendation regarding the compensation of the executive officers. In 2008, the committee established total compensation targets for the executive officers using the Radford survey and the proxy information of a peer group comprised of 15 companies. Our current peer group consists of the following:

•	Adolor Corporation,

•	Arena Pharmaceuticals Inc.,

•	Array BioPharma Inc.,

•	CV Therapeutics,

•	Cytokinetics Inc.,

•	Indevus Pharmaceuticals Inc.,

•	Inspire Pharmaceuticals Inc.,

•	Insight Corporation

•	InterMune Inc.,

•	Lexicon Pharmaceuticals Inc.,

•	Maxygen Inc.,

•	Neurocrine Biosciences Inc.,

•	Pharmasset Inc.,

•	Theravance Inc., and

•	ZymoGenetics Inc.

The list of peer companies is reviewed and approved by the compensation committee each year.

The committee’s philosophy is to target our executive officers’ compensation at a competitive rate, generally between the 50th and the 75th percentiles for total annual compensation, using the Towers Perrin benchmark data to provide analysis and specific information with respect to the peer group discussed above, as well as the Radford Global Life Sciences survey. Benchmarking and aligning base salaries is critical to the compensation program since other elements of our compensation are affected by changes in base salary. For example, payments under our annual cash performance incentive plan are targeted and paid out as a percentage of base salary. Adjustments to the base salary in any year are made based on comparisons to the survey data noted above and evaluation of the executive’s level of responsibility and experience as well as company-wide performance.

Our executives are eligible to participate in our annual cash performance incentive plan, which is an annual variable cash pay plan offered to all our employees. The payouts for executives are paid when pre-determined individual and corporate goals are met.

Our executives are also eligible to participate in long-term incentives through stock option grants, with the potential to benefit if shareholder value is increased as a result of increases in our stock price.

In addition to reviewing the compensation of the named executive officers against the comparative data developed by Towers Perrin, the committee also considers such benchmarking data and recommendations from the chief executive officer regarding compensation for all other personnel holding the title of vice president or higher. With respect to our chief executive officer, the committee recommends his target cash performance incentive and target equity amounts to our board for approval. The committee’s recommendation is based upon several factors, including the benchmark of our chief executive officer’s compensation against comparative data prepared by Towers Perrin and, as more fully discussed below, achievement of corporate goals and objectives for the upcoming year.

Lastly, the committee reviews a comprehensive tally sheet analysis with respect to all elements of the named executive officers’ compensation, including any amounts payable under severance or change-in-control arrangements under post-employment scenarios. This review also analyzes how changes in any element of compensation would impact other elements, particularly severance or change-in-control benefits, if applicable to the executive. Such analysis has become a key component in the committee’s review of executive compensation as the tally sheet allows the committee to consider an executive’s overall compensation rather than only one or two specific components of an executive’s compensation.

Review of Management’s Actual Performance Compared to Pre-Determined Goals

At the beginning of each year, corporate and individual goals are drafted by the chief executive officer and the executive officers. These goals are weighted by relative importance to Idenix’s success. The goals are presented to the compensation committee, which actively engages in the process of setting and finalizing the objectives for review and recommendation to the full board of directors. The goals are finalized and approved by the board of directors.

At the end of the year, the chief executive officer evaluates the performance of each executive officer with a proposed rating assigned to such officer based upon his or her achievement of the corporate and individual goals. The chief executive officer presents a summary recommendation to the compensation committee of the performance evaluations and ratings along with compensation recommendations for the executive officers. The committee determines the overall corporate performance rating based on performance against the corporate and individual goals, as further described below and decides whether to approve or adjust the recommendations for individual executives made by the chief executive officer. In determining the actual success of the executive’s performance during 2008, the compensation committee considered the difficulty of attaining the corporate and individual objectives, whether there were any extenuating circumstances or factors that needed to be considered, and whether or not the stated objectives were met.

In addition, the committee meets in executive session to discuss and review the compensation of the chief executive officer and his performance over the past year compared to the previously approved goals for the corresponding year and upon third party compensation benchmark data prepared by Towers Perrin. The committee provides recommendations regarding compensation for the chief executive officer to our board of directors. Our board of directors reviews and approves any changes in our chief executive officer’s compensation by the end of the first quarter of the fiscal year.

No executive officer, including our chief executive officer, recommends or determines any element or component of his or her own pay package or total compensation amount.

2008 Corporate Objectives

In the first quarter of a fiscal year, management presents a series of corporate objectives and relative weights to the compensation committee for approval for that fiscal year. In the first quarter of the following fiscal year, the compensation committee evaluates the company’s actual performance against the predetermined corporate objectives to establish an overall performance rating for the company as a whole. This overall performance rating is important, because it determines the amount of funding for the cash incentive pool, as discussed more fully below. The committee uses a rating scale to evaluate each corporate objective, using a scale of 1 through 3. A rating of 1 to below 2 indicates the objective was not achieved, a rating of 2 indicates the objective was achieved and a rating above 2 to 3 is given for exceeding the targeted objective.

For 2008, our five major programs or departmental functions and their respective relative weights consisted of:

•	IDX899, our drug candidate for the treatment of human immunodeficiency virus, or HIV which accounted for 25% of our overall corporate goals;

•	IDX184, our drug candidate for the treatment of hepatitis C virus, or HCV which accounted for 20% of our overall corporate goals;

•	our HCV protease inhibitor program which accounted for 20% of our overall corporate goals;

•	our discovery program which accounted for 20% of our overall corporate goals; and

•	general operations which accounted for 15% of our overall corporate goals.

For 2008, the key corporate objectives from the programs described above included:

•	completing a proof-of-concept clinical study of IDX899;

•	entering into a third party licensing arrangement for IDX899 with specified thresholds for upfront and milestone payments;

•	completing certain toxicology and pharmacology studies in order to allow for a traditional investigational new drug application, or IND, to be filed with the United States Food and Drug Administration, or FDA, for IDX184;

•	filing an IND with the FDA for IDX184 and initiating a proof-of-concept study for IDX184; and

•	completing certain toxicology and pharmacology IND enabling studies for our protease inhibitor program.

Not all corporate objectives are listed as the company feels that such disclosure would be competitively harmful to the company. In particular, because the discovery program is highly confidential, Idenix does not publicly disclose specific objectives. Revealing specific objectives would provide competitors with insights into the Idenix planning and strategy, thereby causing competitive harm. Our corporate objectives are not easily attainable due to the nature of our scientific pursuits.

Of the objectives that were achieved:

•	we completed a proof-of-concept clinical study of IDX899, a non-nucleoside reverse transcriptase inhibitor, or NNRTI;

•	in early 2009, following resolution of existing contractual obligations, we also licensed our NNRTI program, including IDX899, to SmithKline Beecham Corporation doing business as GlaxoSmithKline, or GSK. The license agreement with GSK became effective upon the satisfaction of certain closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR clearance;

•	we also filed in 2008 an IND with the FDA for IDX184, our nucleotide polymerase inhibitor for the treatment of HCV and began enrolling patients in a proof-of-concept clinical study in treatment-naïve HCV genotype 1 patients; and

•	we have selected two clinical candidates from our protease inhibitor program.

Based on the above, the compensation committee determined that Idenix had achieved an overall corporate rating of 2.2.

Components of Our Executive Compensation Program

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash performance incentive;

•	stock option awards; and

•	severance and change-in-control benefits.

We do not have a formal process for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation, but, as discussed above, we do analyze peer group data and related third party information. The committee, after reviewing information provided by Towers Perrin, determines subjectively what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2008, the committee considered the level of the individual’s responsibility and experience, and reviewed both comparable positions in the market and the market demand for such executive’s skill sets at the time of hire (as applicable). Base salaries may be increased for merit reasons, based on the executive’s success in meeting or exceeding individual performance objectives as well as our combined success in meeting corporate goals subject to minimum salary requirements set forth in applicable employment agreements. Salaries for individual executive officers are compared to peer group companies based on the surveys and proxy statement information described above. Base salaries may also be adjusted to maintain market competitiveness, as compared to our peers.

In the case of Jean-Pierre Sommadossi, our chief executive officer, Ronald Renaud, our chief financial officer and treasurer, Douglas Mayers, our chief medical officer and John Weidenbruch, our executive vice president and general counsel, the minimum base salary is mandated by our written employment arrangements with those executives. Merit increases generally take effect in February or March of each year. Effective March 1, 2008 the compensation committee set our chief executive officer’s annual base salary at $580,000, an increase of $30,000 from his previous base salary. This increase was based upon the achievement by Idenix of several critical objectives regarding our drug discovery accomplishments, most notably the anticipated commencement of the proof-of-concept clinical study for IDX899, our NNRTI compound, and the successful implementation of the restructuring of our business model achieved during the second half of 2007.

During 2008, the compensation committee set the base salaries of our chief financial officer and treasurer at $350,200; that of our chief medical officer at $330,000; that of our executive vice president of biology at $260,000 and that of our executive vice president and general counsel at $324,450.

For 2009, our board of directors determined, following a recommendation by management, that our chief executive officer’s base salary would not be increased from the 2008 level. The compensation committee also determined following a recommendation by management that the respective base salaries of our chief financial officer, chief medical officer, executive vice president of biology and executive vice president and general counsel would not be increased from their 2008 levels. Management’s recommendation was based, in part, on projections provided by Towers Perrin in regard to the current economic downturn and overall market volatility.

Annual Cash Performance Incentives

We have an annual cash performance incentive plan for our executives. The annual cash performance incentives are intended to compensate for the direct contribution made by the executive to the achievement of company strategic, operational and financial goals through individual effort and achievement. Amounts payable under the annual cash performance incentive plan are calculated as a percentage of the executive’s base salary. A target annual incentive amount is established at the beginning of each year. The plan allows for awards ranging from 0% to 200% of the cash target amount. Each executive’s annual cash incentive is capped at 200% of their target, which is a percentage of their annual base salary. The actual cash performance incentive award is determined according to each named executive officer’s level of achievement against the corporate and, if appropriate, individual objectives.

Due to the expectations uniquely associated with his position, Dr. Sommadossi’s cash incentive award is based solely on the achievement of corporate goals and objectives. The other named executive officers’ respective cash incentive awards were based in part on the achievement of individual objectives as well as corporate objectives.

As noted above, the compensation committee has set the overall corporate rating at 2.2 for 2008. According to the compensation bonus plan approved by the compensation committee and the board of directors, the overall corporate rating determines the total funding of the cash incentive pool available for all employees, including the named executive officers. Under the plan, a corporate rating of 2.2 should typically result in the funding of 125% of the aggregate target cash incentive pool. However, management recommended to the committee that in light of the company’s current financial resources, the actual incentive funding be reduced to an aggregate payment of 100%.

Individual incentive amounts are then determined according to each named executive officer’s level of achievement against the corporate and individual objectives. Each named executive officer is given an overall rating, based upon the corporate performance rating discussed above and his or her level of achievement against his or her individual pre-determined objectives.

Dr. Sommadossi received a cash performance incentive above his target based on the overall corporate rating and specifically due to his effectiveness in successfully guiding Idenix through complex business challenges during fiscal 2008.

Mr. Renaud’s overall rating was weighted based on the achievement of the goals associated with the out licensing of IDX899 and general operations. Mr. Renaud received a cash performance incentive above his target based on these accomplishments as well as his leadership in the post-restructuring activities, including aligning our business model with a smaller organization.

Dr. Mayers’ overall rating was weighted based on the achievement of goals associated with IDX899 and IDX184 clinical development plans. Dr. Mayers’ cash performance incentive was slightly below his target because not all goals pertaining to his department were fully realized within specified timeframes during 2008.

Dr. Standring’s overall rating was weighted on both the achievement of corporate goals associated with our discovery program and on his individual goals associated with the support of the transition of Telbivudine to Novartis. Dr. Standring’s cash performance incentive was at target due to the overall corporate rating and the fact that he met his individual goals.

Mr. Weidenbruch’s overall rating was weighted on both the achievement of corporate goals associated with general operations and his individual goals. Mr. Weidenbruch’s cash performance incentive was above target due to his efforts in settling a long standing litigation matter, playing a crucial role in the GSK licensing transaction and the achievement of corporate goals relating to general operations.

The targeted cash performance incentive awards set in February 2008, as a percentage of base salary, along with actual amounts paid in 2009 for performance in 2008, for our named executive officers is set forth in the following table:

		2008 Targeted	Actual	Actual Cash
		Cash	Performance	Performance
		Performance	Incentive	Incentive
Named Executive		Incentive % of	Percentage	Paid for
Officer	Title	Base Salary	for 2008	2008

Jean-Pierre Sommadossi	Chief Executive Officer	60%	69%	$400,000
Ronald Renaud	Chief Financial Officer and Treasurer	50%	57%	$200,000
Douglas Mayers	Executive Vice President and Chief Medical Officer	50%	46%	$150,000
David Standring	Executive Vice President, Biology	35%	35%	$91,000
John Weidenbruch	Executive Vice President and General Counsel	35%	40%	$130,000

The committee (and the board, in the case of Dr. Sommadossi’s payment) also determined, however, that the payment of such cash incentives were subject to the satisfaction of closing conditions associated with the GSK license agreement, including HSR clearance. The incentive awards set forth in the table above were paid to the named executive officers on or about March 24, 2009. Furthermore, in reviewing current bonus targets for the named executive officers compared to our peer group, the compensation committee determined that Mr. Weidenbruch’s bonus target should be increased to 40% for the fiscal year ending December 31, 2009. The bonus targets for the other executive officers remained at the same level for 2009.

Cash Signing Bonuses

In certain circumstances, we provide cash signing bonuses in order to attract highly qualified talent. Whether a signing bonus is paid and the amount thereof, is determined on a case-by-case basis based on the specific circumstances surrounding the hiring of a new executive officer. We will consider paying signing bonuses to compensate the executive for amounts forfeited when the executive leaves a previous employer, or to create additional incentive for executives to join our company in a position where there is high market demand. During 2007, we paid a signing bonus of $400,000 to Mr. Renaud, our chief financial officer and treasurer. This amount was intended to off-set compensation that Mr. Renaud forfeited due to his leaving his former employers and joining Idenix. If Mr. Renaud voluntarily terminates his employment or Idenix terminates his employment for cause on or prior to the second anniversary of his employment, he will be liable for repayment of 50% of his signing bonus.

Stock Options

Our stock option program is the primary vehicle for offering long-term incentives to our executives, although the committee has the authority to award other forms of equity-based compensation under our stock incentive plans. We believe that stock option grants provide our executives with a strong link to our long-term performance and create an ownership culture and help align the interests of our executives and our shareholders. In addition, the vesting feature of our stock option grants furthers our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. The committee and the board closely oversee the annual “burn rate“or stock utilization rate to ensure that it is appropriate in proportion to the overall corporate stock option plan. Burn rate is generally defined as the total number of shares subject to all equity awards granted during the fiscal year divided by the total number of shares outstanding plus the potentially available shares at the end of the fiscal year. The Idenix burn rate was 3.0% from fiscal year 2006 through the end of the 2008 fiscal year, which is not only within the industry guidelines established by Risk Metrics, Inc., but below the median of our peer group.

The annual target equity awards for named executive officers are set forth in such officer’s respective employment agreement, each of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008. These targets are reviewed, and if necessary, adjusted, each year as part of the annual review process. The executive officers are awarded stock options with an exercise price equal to the fair market value of Idenix common stock on the date of the grant. For persons other than our chief executive officer, the committee grants options that vest monthly over a four-year period. The stock options awarded to our chief executive officer vest over a five-year period with 25% of the award vesting on the first anniversary of the date of the grant and the remaining 75% vesting on a monthly basis over the next four years. Our chief executive officer has a longer vesting schedule for greater retention impact of the option grant.

Stock Option Grant Practices

Stock option awards to our executives are typically granted annually in conjunction with the review of their individual performance. This review takes place at the regularly scheduled meeting of the committee held during the first quarter of the fiscal year. During this review, the chief executive officer provides stock option award and target recommendations for the executive officers to the committee. The committee reviews the recommendations and is ultimately responsible for approval of all option grants and target amounts to executive officers, other than to our chief executive officer. Stock option grants and target amounts regarding our chief executive officer are recommended by the committee for approval by our board of directors.

Determination of Stock Option Exercise Prices

Stock options are granted with an exercise price equal to the fair market value on the grant date, calculated as the average of the open and close prices of our common stock as reported on the NASDAQ Global Market on such date. Idenix does not re-price stock options or grant options below fair market value on the grant date.

Initial New Hire Grant

Idenix provides an initial stock option award to all employees with regular employment status which includes our executive officers. The amount of the award is based upon similar grants to individuals holding comparable positions in peer group companies, based on survey data. The amount of the initial stock option award is also reviewed in light of the employee’s base salary and other compensation to ensure that the employee’s total compensation is in line with our overall compensation philosophy.

Annual Stock Option Awards

Executive officers are eligible for an annual stock option grant which is also a key part of our overall compensation program. As when the amount of base salary and initial stock option awards are determined, a review of all components of the executive’s compensation is conducted when determining annual stock option awards to ensure that an executive’s total compensation is consistent with our overall philosophy and objectives. Among other factors also analyzed in determining an annual grant are: individual executive performance, the company’s performance over the prior year and comparable market data.

Stock Option Grants for Fiscal 2008

In February 2009, the named executive officers received long-term incentive awards in the form of stock option grants as part of the annual review process for 2008 performance. Long-term incentive awards are granted both in recognition of achievements in relation to corporate and individual goals in the prior fiscal year but also as a retention mechanism for the current fiscal year. No other long-term incentive awards were granted to the named executive officers in connection with their performance in 2008. These long-term awards granted for fiscal 2008 were higher than target amounts for almost all of the named executive officers. The committee considered an analysis prepared by Towers Perrin that indicated our named executive officers’ equity targets were well below targeted market positions when compared to our peer group. The committee recognized the need to retain and continue to incent our executive management team in light of current market conditions. For our 2008 fiscal year long-term incentive compensation, the committee authorized a grant of stock options, which was made on February 13, 2009, to the named executive officers, excluding our chief executive officer. In February 2009, the committee recommended that the board grant 400,000 stock options to our chief executive officer. The board granted such options on February 13, 2009. Set forth in the table below are the stock option targets for fiscal 2008 for our named executive officers and the actual number of options granted to such named executive officers for fiscal 2008.

		Targeted Shares	Actual Options
		Underlying Options	Granted
Named Executive Officer	Title	for Fiscal 2008	for Fiscal 2008

Jean-Pierre Sommadossi	Chief Executive Officer	150,000	400,000
Ronald Renaud	Chief Financial Officer and Treasurer	40,000	110,000
Douglas Mayers	Executive Vice President and Chief Medical Officer	40,000	40,000
David Standring	Executive Vice President, Biology	30,000	45,000
John Weidenbruch	Executive Vice President and General Counsel	30,000	90,000

Our chief executive officer, Dr. Sommadossi, was granted an additional 250,000 stock options for fiscal 2008 in recognition of the achievement of corporate goals for 2008 and in part because his target for stock option awards was below market based on the analysis prepared by Towers Perrin.

Mr. Renaud, our chief financial officer, was granted an additional 70,000 stock options for fiscal 2008 in recognition of the achievement of individual and corporate goals for 2008 and in part because his target for stock option awards was below market based on the analysis prepared by Towers Perrin.

For fiscal 2008, our chief medical officer, Dr. Mayers, was granted an option award equal to his target for stock option awards.

Dr. Standring, our executive vice president of biology, was granted an additional 15,000 options for fiscal 2008 in recognition of the achievement of individual and corporate goals for 2008.

Mr. Weidenbruch, our general counsel, was granted an additional 60,000 stock options for fiscal 2008 in recognition of the achievement of individual and corporate goals for 2008 and in part because his target for stock option awards was below market based on the analysis prepared by Towers Perrin.

The compensation committee (and the board, in the case of Dr. Sommadossi) determined that in light of market data, for the year ending December 31, 2009, the targeted shares underlying options be increased for the named executives set forth in the table below.

		Targeted Shares	Targeted Shares
		Underlying Options	Underlying Options
Named Executive Officer	Title	for Fiscal 2008	for Fiscal 2009

Jean-Pierre Sommadossi	Chief Executive Officer	150,000	300,000
Ronald Renaud	Chief Financial Officer and Treasurer	40,000	80,000
John Weidenbruch	Executive Vice President and General Counsel	30,000	80,000

The targeted option grants for Drs. Mayers and Standring remained the same.

Grants of stock options are designed and administered so that they are not subject to the limits on the Company’s ability to take federal income tax deductions for executive compensation over $1.0 million per year imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended.

Benefits

We maintain benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. All eligible and participating employees receive a 401(k) match of 25% on pre-tax contributions, up to the first six (6) percent of eligible compensation. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees.

We also provide all employees, including executive officers with a flexible spending account plan and paid time off benefits including, vacation, sick time and holidays. We also provide the chief executive officer with company-paid life insurance, with a death benefit amount of $2.0 million and company-paid disability with an aggregate benefit amount of $2.0 million, either payable in a lump-sum or as an annuity.

The committee analyzed tally sheets to determine whether our current combination of compensation elements provided to our executives contain what they consider to be an appropriate mix of cash compensation, long term incentive and indirect compensation in the form of benefits. We concluded that our total compensation mix is appropriately structured at the present time with a significant portion of the total compensation placed on the variable awards such as the annual incentive bonus and the long term component in the form of stock options while keeping a lower portion in the fixed area of benefits. We believe that this mix emphasizes the performance aspect of the compensation framework and is consistent with the interests of our shareholders. We do not offer or provide any additional perquisites to the chief executive officer or any other officer of the company.

Severance and Change-in-Control Benefits

Idenix has entered into employment agreements with each of its named executive officers providing for, among other things, severance and change-in-control benefits as described below. Idenix has worked to design its severance and change-in-control arrangements to be competitive and periodically reviews these arrangements relative to current market trends. We reviewed the tally sheets to determine whether the potential benefits that our current severance and change in control arrangements provide are proportionate to the value brought to Idenix by each of the executives and believe our current severance and change-in-control benefits are appropriate.

We believe that the severance plans for executives are consistent with our goal of offering compensation packages that enable us to attract and retain talented executives on terms consistent with the interests of our shareholders. While we do not believe that the provisions of a severance plan would be a determinative factor in an executive’s decision to join Idenix, the absence of such a plan would present a distinct competitive disadvantage in the market for talented executives.

Severance Payments

In the event Idenix terminates the employment of Drs. Mayers or Standring or Messrs. Renaud or Weidenbruch for reasons other than cause (as defined in their respective employment agreements), or they terminate their respective employment for good reason (as defined in their respective employment agreements), each executive is entitled to receive the following:

•	a lump sum payment equivalent to one times the executive officer’s base salary at the time of termination and the greater of: (i) the current year target cash performance incentive; or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards; and

•	benefits continuation pursuant to the federal “COBRA” laws, and continued payment by Idenix of premiums for the executive officer (and the executive officer’s covered dependents) under the group health, dental, disability and life insurance coverage at the active employee rates for a period of 12 months subsequent to the date of termination.

In the event our board of directors terminates Dr. Sommadossi’s employment for reasons other than cause (as defined in his employment agreement), or he terminates his employment for good reason (as defined in his employment agreement), the chief executive officer is entitled to receive the following:

•	a lump sum payment equivalent to two times his base salary at the time of termination;

•	two times the greater of: (i) his current year target cash performance incentive; or (ii) the cash performance incentive earned in the year preceding the year in which the termination of employment occurs;

•	immediate vesting and exercisability of all outstanding equity awards;

•	benefits continuation pursuant to the federal “COBRA” laws, and continued payment by Idenix of premiums for him (and his covered dependents) under the group health, dental, and life insurance coverage at the active employee rates for a period of 24 months subsequent to the date of termination; and

•	pro-rated annual target cash performance incentive amount and pro-rated target equity grant.

In addition, Dr. Sommadossi’s employment agreement provides for cash and noncash benefits upon a termination of employment for death or disability.

Change-in-Control Payments

We have designed our change-in-control policies to provide income continuity after a change-in-control that results in the executive being separated from the company. Our policy in the case of change-in-control benefits has been to structure these as “double trigger” benefits. In other words, the change-in-control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated or the executive terminates his or her employment for good reason during a specified period after the change-in-control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change-in-control, while still providing them appropriate incentives to cooperate in negotiating any change-in-control in which they believe they may lose their jobs. Under the terms of the employment agreements with our named executive officers, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to an additional lump-sum payment in an amount equal to:

•	such officer’s annual base salary; and

•	the greater of such officer’s target cash performance incentive amount or the cash incentive award earned in the year preceding the year in which the termination occurs.

Dr. Sommadossi is also entitled to receive gross up amounts on any applicable benefits he receives relating to change in control payments. This means that Dr. Sommadossi will be compensated for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code by paying gross up amounts on any applicable benefits he receives under his employment agreement. The agreements we have with our other named executive officers provide that the amount of severance benefits payable to such executive may be reduced by an amount such that no excise tax provision of Sections 280G and Section 4999 of the Internal Revenue Code of 1986 would apply to such payments. The severance benefits payable will only be so reduced if the net after tax amount that would be received by the executive is greater than the net after tax amount that would have been received without such reduction.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the committee may, in its judgment, authorize compensation payments that do not comply with exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Summary

The committee believes Idenix’s compensation programs are designed and administered in a manner consistent with its compensation philosophy and objectives. We continually monitor these programs in recognition of the dynamic marketplace in which Idenix competes for talent. Idenix intends to continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for actual results and that are consistent with shareholder interests.

EXECUTIVE COMPENSATION

Compensation Summary

The following table contains information with respect to the compensation for the fiscal year ended December 31, 2008 of anyone serving as our principal executive officer and principal financial officer during 2008 and our three most highly compensated executive officers serving as executive officers at the end of the last completed fiscal year. We refer to the executive officers identified in this table as our “named executive officers.”

Summary Compensation Table

						Non-Equity
						Incentive
Name and					Option	Plan	All Other
Principal		Salary	Bonus		Awards	Compensation	Compensation		Total
Position	Year	($)(1)	($)		($)(2)	($)(3)	($)		($)

Jean-Pierre Sommadossi,	2008	$575,000	—		$1,598,119	$400,000	$29,569	(4)	$2,602,688
President and CEO	2007	544,792	—		1,261,960	250,000	29,564	(4)	2,086,316
	2006	514,583	—		1,055,927	300,000	3,411	(4)	1,873,921
Ronald C. Renaud, Jr.,	2008	348,500	—		254,241	200,000	—		802,741
Chief Financial Officer and Treasurer(5)	2007	172,615	$400,000	(6)	111,427	74,333	—		758,375
Douglas Mayers,	2008	325,000	—		187,084	150,000	3,450	(8)	665,534
Executive Vice President and Chief Medical Officer(7)	2007	284,231	300,000	(9)	122,223	112,500	102,438	(10)	921,392
David Standring,	2008	260,000	—		215,656	91,000	3,082	(11)	569,738
Executive Vice President, Biology
John F. Weidenbruch,	2008	322,875	—		173,085	130,000	2,388	(13)	628,348
Executive Vice President,	2007	311,875	—		119,769	82,688	79,532	(14)	593,864
General Counsel and Secretary(12)	2006	100,000	250,000	(15)	36,152	32,550	32,275	(16)	450,977

(1)	Salary increases generally occur in March and are not retroactive to January. For this reason, the amount actually paid to the named executive officer is lower than such person’s base salary for the year.

(2)	The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost for financial statement reporting purposes for the respective fiscal year, in accordance with FAS 123(R), of stock options granted under our stock incentive plans and include amounts for stock options granted in and prior to the respective fiscal year. There can be no assurance that FAS 123(R) amounts will reflect actual amounts realized. Refer to Note 11, “Equity Incentive Plans and Share-Based Compensation”, in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 4, 2009 for the relevant assumptions used to determine the valuation of our option awards.

(3)	The amounts shown in this column reflect cash bonus awards paid to our named executive officers under our annual performance-based incentive bonus plan for performance in the year indicated.

(4)	Consists of supplemental life insurance premiums paid by Idenix. During 2006, Idenix self-insured Dr. Sommadossi’s life insurance. In 2007 and 2008 Idenix paid for a life insurance policy for Dr. Sommadossi and grossed up such amounts as required pursuant to Dr. Sommadossi’s employment agreement.

(5)	Mr. Renaud became an executive officer of Idenix in June 2007.

(6)	Consists of a cash signing bonus in connection with the hiring of Mr. Renaud.

(7)	Dr. Mayers became an executive officer of Idenix in January 2007.

(8)	Consists of amounts paid as a company match to Dr. Mayers’ 401(k).

(9)	Consists of a cash signing bonus in connection with the hiring of Dr. Mayers.

(10)	Consists of amounts paid for Dr. Mayers’ relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes.

(11)	Consists of amounts paid as a company match to Dr. Standring’s 401(k).

(12)	Mr. Weidenbruch became an executive officer of Idenix in September 2006.

(13)	Consists of amounts paid as a company match to Mr. Weidenbruch’s 401(k).

(14)	Consists of amounts paid for Mr. Weidenbruch’s relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes.

(15)	Consists of a cash signing bonus in connection with the hiring of Mr. Weidenbruch.

(16)	Consists of (i) $77,695 paid for Mr. Weidenbruch’s relocation to the Boston, Massachusetts area including amounts required to gross up these expenses for tax purposes and (ii) $1,837 paid as a company match to Mr. Weidenbruch’s 401(k).

Grants of Plan-Based Awards

The following table shows information concerning each grant of an award made to a named executive officer during fiscal 2008 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Grants of Plan-Based Awards

								All Other			Grant
								Option			Date Fair
								Awards:	Exercise or	Closing	Value of
		Estimated Future Payouts						Number of	Base Price	Price of	Stock and
		Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Securities	of Option	Stock on	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)(3)	Options (#)	($/Sh)(4)	Date ($)	($)(5)

Jean-Pierre Sommadossi	2/22/2008	$0	$348,000	$696,000
	2/22/2008				0	150,000	—
	2/22/2008							350,000	$5.18	$5.15	$1,019,375
Ronald C. Renaud, Jr.	2/22/2008	0	175,100	350,200
	2/22/2008				0	40,000	—
	2/22/2008							80,000	5.18	5.15	233,000
Douglas Mayers	2/22/2008	0	165,000	330,000
	2/22/2008				0	40,000	—
	2/22/2008							80,000	5.18	5.15	233,000
David Standring	2/22/2008	0	91,000	182,000
	2/22/2008				0	30,000	—
	2/22/2008							70,000	5.18	5.15	203,875
John Weidenbruch	2/22/2008	0	113,558	227,115
	2/22/2008				0	30,000	—
	2/22/2008							60,000	5.18	5.15	174,750

(1)	Consists of potential cash payments under our annual performance-based incentive bonus plan for executives. Actual cash bonus amounts awarded in March 2009 for 2008 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2008.

(2)	Consists of potential stock option awards for executives under our annual performance-based incentive bonus plan for executives. For such stock option awards, the dollar amount recognized as compensation cost for financial statement reporting purposes for 2008, in accordance with FAS 123(R) , is set forth in the Summary Compensation Table under the column “Option Awards” for 2008.

(3)	No set maximum exists for equity incentive plan awards. Actual equity incentive plan awards are made at the discretion of our Compensation Committee or, in the case of awards to our chief executive officer, at the discretion of our board of directors based upon the Compensation Committee’s recommendation.

(4)	The fair market value of a share of our common stock on a particular date for purposes of granting stock options is determined as the average of the open and close prices as reported on the NASDAQ Global Market on such date.

(5)	The amounts in this column represent the grant date fair value of each equity award as determined in accordance with FAS 123(R). These amounts do not include the grant date fair value of equity awards calculated under FAS 123(R) of stock option awards granted in February 2009 under our 2008 annual performance-based incentive plan for executives.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information regarding unexercised stock options held by our named executive officers as of December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised	Option Exercise
	Unexercised Options	Options (#)	Price	Option Expiration
Name	(#) Exercisable(1)	Unexercisable(1)	($)	Date

Jean-Pierre Sommadossi	56,250	—	$8.50	11/19/2012
	100,000	—	12.05	2/1/2014
	117,188	32,812	19.14	2/27/2015
	89,063	60,937	21.11	3/6/2016
	60,938	89,062	7.25	3/28/2017
	50,000	100,000	7.24	5/31/2017
	28,125	71,875	2.41	11/8/2017
	0	350,000	5.18	2/21/2018
Ronald C. Renaud, Jr.	89,063	135,937	6.12	6/27/2017
	11,667	28,333	2.41	11/8/2017
	18,333	61,667	5.18	2/21/2018
Douglas Mayers	50,000	50,000	8.88	1/21/2017
	11,667	28,333	2.41	11/8/2017
	18,333	61,667	5.18	2/21/2018
David Standring	15,000	—	1.00	9/19/2010
	5,000	—	8.50	11/19/2012
	20,000	—	12.05	12/1/2014
	19,167	833	19.14	2/27/2015
	14,167	5,833	21.11	3/6/2016
	11,458	13,542	8.12	3/5/2017
	8,750	21,250	2.41	11/8/2017
	16,042	53,958	5.18	2/21/2018
John Weidenbruch	43,750	31,250	10.25	9/4/2016
	4,583	5,417	8.12	3/5/2017
	11,667	28,333	2.41	11/8/2017
	13,750	46,250	5.18	2/21/2018

(1)	Options vest in 48 equal monthly installments beginning on the last day of the month of the date of grant, except that options granted to Dr. Sommadossi generally vest over a five-year period with 25% of the shares vesting on the first anniversary of the date of grant and the remaining 75% vesting in 48 equal monthly installments thereafter. Options exercisable set forth herein, if exercised, would provide voting power with respect to the shares of common stock underlying such options.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options during fiscal 2008.

Potential Payments Upon Termination or Change in Control

Potential payments made to our named executive officers in the instance of a termination without cause or a termination for good reason or in the case of change in control benefits upon a “double trigger” are discussed in greater detail under “Compensation Discussion and Analysis” “— Severance and Change in Control Benefits”.

The table below sets forth the potential payments to our named executive officers assuming a termination event or a change in control event occurred as of December 31, 2008:

POTENTIAL TERMINATION PAYMENTS

		Acceleration of
		Vesting of
	Salary and	Equity	Other
	Bonus(1)	Awards(2)	Payments(3)	Total

Jean-Pierre Sommadossi	$1,960,000	$551,500	$34,978	$2,546,478
Ronald C. Renaud, Jr.	550,200	184,000	17,489	751,689
Douglas Mayers	495,000	184,000	17,489	696,489
David Standring	351,000	215,950	17,489	584,439
John Weidenbruch	454,450	171,800	17,489	643,739

(1)	This amount represents a lump sum payment equivalent to one times the executive’s base salary (two times in the case of Dr. Sommadossi) at the time of termination plus an amount equal to one times (two times in the case of Dr. Sommadossi) the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the termination occurs.

(2)	All equity awards vest and become immediately exercisable in full upon a termination event. This amount is equal to the number of options multiplied by the difference between the exercise price of such option and the closing stock price of our common stock on the December 31, 2008 ($5.79) as reported by the NASDAQ Global Market.

(3)	Represents amounts related to continued medical, dental for such officer and his eligible dependents for up to 12 months (24 months after termination in the case of Dr. Sommadossi) as set forth in such officer’s employment agreement or arrangement.

The table below sets forth the potential payments to our named executive officers assuming a change in control event occurred as of December 31, 2008:

POTENTIAL CHANGE IN CONTROL PAYMENTS

	Total Termination	Change in Control	Estimated Tax
	Payments(1)	Payment(2)	Gross-Up(3)	Total

Jean-Pierre Sommadossi	$2,546,478	$980,000	$1,261,041	$4,787,519
Ronald C. Renaud, Jr.	751,689	550,200	—	1,301,889
Douglas Mayers	696,489	495,000	—	1,191,489
David Standring	584,439	351,000	—	935,439
John Weidenbruch	643,739	454,450	—	1,098,189

(1)	This amount represents the aggregate amount payable to such officer with respect to a termination event as set forth in the “Total” column of the above table “Potential Termination Payments.”

(2)	Amount represents a lump sum payment equivalent to one times the executive’s base salary at the time of termination plus an amount equal to one times the greater of such executive’s current year target bonus or the cash bonus earned in the year preceding the year in which the change in control occurs.

(3)	Dr. Sommadossi will be compensated for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code by paying gross up amounts on any applicable benefits he receives under his employment agreement as set forth therein.

Compensation Committee Interlocks and Insider Participation

Mr. Pelzer serves on the Compensation Committee as a designee of Novartis pursuant to the terms of our stockholders’ agreement. No other member of the Compensation Committee had any relationship with us requiring disclosure under Item 407(e)(4) of Regulation S-K under the Exchange Act.

No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Idenix’s Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2008. All of our option plans have been approved by our shareholders.

Equity Compensation Table

Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities			Equity Compensation
	to be Issued Upon		Weighted Average	Plans (Excluding
	Exercise of		Exercise Price of	Securities Reflected in
Plan Category	Outstanding Options		Outstanding Options	Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	5,677,988	(1)	$8.64	2,141,739	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	5,677,988			2,141,739

(1)	Consists of 1,656,386 shares of common stock issuable upon exercise of options under our 1998 equity incentive plan and 4,021,602 shares of common stock issuable upon exercise of options under our 2005 stock incentive plan.

(2)	Consists of 179,550 shares of common stock issuable under our 1998 equity incentive plan and 1,962,189 shares of common stock issuable under our 2005 stock incentive plan. Our 2005 plan authorizes the issuance of stock options, restricted and unrestricted stock, stock appreciation rights, performance shares and other equity-based awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Idenix’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Compensation Committee

Wayne T. Hockmeyer, Chair
Charles W. Cramb
Robert Pelzer
Pamela Thomas-Graham

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee are set forth in the charter of the Audit Committee. The Audit Committee, among other matters, is responsible for assisting the board in its oversight of the integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm.

The Audit Committee reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2008 with our management. The Audit Committee also reviewed and discussed our audited consolidated financial statements, the audit of our internal control over financial reporting and the matters required to be discussed by SAS No. 61, as amended, (Codification of Statements on Auditing Standards, AU Section 380 as adopted by the Public Company Accounting Oversight Board in Rule 3200T)  with PricewaterhouseCoopers LLP, our independent registered public accounting firm. The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the Public Company Accounting Oversight Board Rule 3526 (Public Company Accounting Oversight Board Rule 3526 Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP the matters disclosed in this letter and their independence.

The Audit Committee also considered whether PricewaterhouseCoopers LLP’s provision of other non-audit related services to us is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 and selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009.

By the Audit Committee

Charles W. Cramb, Chair
Thomas R. Hodgson
Denise Pollard-Knight

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

In March 2007, our board of directors adopted written policies and procedures for the review of any transaction, arrangement or relationship in which Idenix is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the board’s Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, if the amount involved in such transaction is not greater than $250,000. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The committee may approve or ratify the transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Idenix’s best interests. The committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual consolidated gross revenues of the party receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter. In addition, the policy does not apply to transactions with Novartis Pharma AG and its affiliates, each of which are reviewed and approved by the Audit Committee pursuant to the terms of its charter to the extent such transaction constitutes a “related party transaction” within the meaning of Item 404 of Regulation S-K.

Relationship with Novartis Pharma AG

In May 2003, we entered into a collaboration with Novartis relating to the worldwide development and commercialization of our product candidates licensed by Novartis. Simultaneously, Novartis purchased approximately 54% of our outstanding capital stock from our stockholders for $255 million in cash, with an aggregate amount of up to $357 million contingently payable to these stockholders if we achieve predetermined development milestones with respect to the development of specific product candidates for the treatment of the hepatitis C virus, or HCV. Including shares acquired in 2005 from its affiliate, Novartis BioVentures Ltd., and shares acquired as a result of the exercise of its stock subscription rights, Novartis currently owns and as of the record date owned approximately 53% of our outstanding common stock. Novartis BioVentures Ltd. was an existing stockholder in May 2003 at the time of the Novartis stock purchase.

Our relationship with Novartis includes a number of arrangements that affect our corporate governance and the research, development, manufacture and commercialization of our product candidates. The terms of these arrangements are set forth in the agreements described below to which we and Novartis are parties:

•	a stockholders’ agreement, as amended and restated in July 2004 in connection with our initial public offering, provides for, among other things: the ability of Novartis to maintain its percentage ownership in our stock; rights of Novartis with respect to designation of nominees for election as director; rights of Novartis to approve specified material corporate activities of Idenix; and registration rights in favor of Novartis and certain of our other stockholders who held shares of our preferred stock prior to the conversion of such preferred stock into common stock in May 2003;

•	a development and commercialization agreement, as amended, under which we are collaborating with Novartis to develop, manufacture and commercialize product candidates which they license from us; and

•	a supply agreement, under which Novartis will manufacture or have manufactured for us the active pharmaceutical ingredient, or API, for the clinical development supply of product candidates and potentially the API for the commercial supply of product candidates it has licensed from us and will perform the finishing and packaging of licensed products for commercial sale.

Stockholders’ Agreement

Under the stockholders’ agreement, we have:

•	agreed to use our reasonable best efforts to nominate for election as a director at least two designees of Novartis for so long as Novartis and its affiliates own at least 35% of our voting stock and at least one designee of Novartis for so long as Novartis and its affiliates own at least 19.4% of our voting stock;

•	agreed that for so long as any designee of Novartis serves on our board of directors, a Novartis director designee is entitled to be a member of each committee of our board of directors or a non-voting observer to any such committee, if such committee membership is barred by applicable law, rule or regulation;

•	granted Novartis, together with certain other holders of our common stock, rights to cause us to register, under the Securities Act of 1933, as amended, such shares of common stock;

•	granted to Novartis for so long as it and its affiliates continue to own at least 19.4% of our voting stock, approval rights over a number of corporate actions that we or our subsidiaries may take, including:

–	the authorization or issuance of additional shares of our capital stock or the capital stock of our subsidiaries, except for a limited number of specified issuances;

–	any change or modification to the structure of our board of directors or a similar governing body of any of our subsidiaries;

–	any amendment or modification to any of our organizational documents or those of our subsidiaries;

–	the adoption of a three-year strategic plan or the adoption of an annual operating plan and budget, if there is no approved strategic plan;

–	any decision that would result in a variance of total annual expenditures, capital or expense, in excess of 20% from the approved three-year strategic plan;

–	any decision that would result in a variance in excess of the greater of $10 million or 20% of our profit or loss target in the strategic plan or operating plan;

–	the acquisition of stock or assets of another entity that exceeds 10% of our consolidated net revenue, net income or net assets;

–	the sale, lease, license or other disposition of any assets or business which exceeds 10% of our net revenue, net income or net assets;

–	the incurrence of any indebtedness by us or our subsidiaries for borrowed money in excess of $2 million, other than in limited circumstances;

–	any material change in the nature of our business or that of any of our subsidiaries;

–	any change in control of Idenix or any subsidiary; and

–	any dissolution or liquidation of Idenix or any subsidiary, or the commencement by us or any subsidiary of any action under applicable bankruptcy, insolvency, reorganization or liquidation laws.

Novartis’s Ability to Maintain its Percentage Ownership Interest in Our Capital Stock

If we issue any shares of our capital stock, other than in certain situations, Novartis has the right to purchase such number of shares required to maintain its percentage ownership of our voting stock for the same consideration per share paid by others acquiring our stock. This right is applicable to equity awards under our stock incentive plans, including our 2005 Stock Incentive Plan.

Additionally, Novartis has the right to purchase, at par value of $0.001 per share, such number of shares as is required to maintain its percentage ownership of our voting stock if we issue shares of capital stock in connection with the acquisition or in-licensing of technology through the issuance of up to 5% of our stock in any 24-month period. These additional purchase rights remain in effect until the earlier of the date that Novartis and its affiliates own less than 19.4% of our voting stock or the date that Novartis becomes obligated to make contingent payments of $357 million to those holders of our stock who sold shares to Novartis on May 8, 2003. Idenix did not issue any shares of common stock to Novartis during fiscal 2008 in connection with these rights.

Development, License and Commercialization Agreement

As part of the development and commercialization agreement, dated as of May 8, 2003 among us and Novartis, as amended, which we refer to as the development and commercialization agreement, Novartis has an option to license any of our development-stage product candidates after early demonstration of activity and safety in a proof of concept clinical study. The terms of these options, including license fees, milestone payments and payments in reimbursement of development expenses, vary according to the disease which the product candidate treats, the stage of development of the product candidate, the present value of future cash flows of the product candidate relative to those previously estimated for licensed products and product candidates, and Novartis’ ownership interest in us. Novartis waived its option for all of our NNRTI compounds, including IDX899, which allowed us to enter into a license arrangement with SmithKline Beecham Corporation, doing business as GlaxoSmithKline, or GSK, for our NNRTI compounds. Effective October 1, 2007, we transferred to Novartis our development, commercialization and manufacturing rights and obligations pertaining to telbivudine (Tyzeka®/Sebivo®) on a worldwide basis. At that time, we began receiving royalty payments equal to a percentage of net sales of Tyzeka®/Sebivo®. The royalty percentage varies based upon the territory and the aggregate dollar amount of net sales.

In connection with a licensing and stock purchase arrangement we entered into with GSK in February 2009, we amended the development and commercialization agreement with Novartis so that Novartis would retain the exclusive option to obtain rights to other product candidates developed by us, or in some cases licensed to us, so long as Novartis maintains ownership of 40% of our voting stock rather than ownership of 51% of our voting stock, as was initially agreed to by the parties in 2003.

Development of Products and Regulatory Activities

For the product candidates Novartis chooses to license, Novartis will have the right to approve, in its reasonable discretion, the development plan and budget. We will develop each licensed product in accordance with a development plan approved by a joint steering committee. The joint steering committee is comprised of an equal number of representatives of Idenix and Novartis. Novartis will also be responsible for certain development expenses incurred in accordance with approved development budgets for our product candidates that Novartis licenses. The collaboration arrangement contemplates several joint committees in which we and Novartis participate. We participate in these committees as a means to govern or protect our interests. The committees span the period from early development through commercialization of product candidates licensed by Novartis.

We have primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in the United States, and Novartis has primary responsibility for preparing and filing regulatory submissions with respect to any licensed product in all other countries in the world. Under certain circumstances, primary responsibilities for all or certain regulatory tasks in a particular country may be switched from one party to the other.

Product Commercialization

In accordance with the arrangements set forth in our development and commercialization agreement with Novartis, we have the right to co-promote or co-market with Novartis in the United States, United Kingdom, France, Germany, Italy and Spain any products that Novartis licenses from us. If we co-promote or co-market, in the United States, we will act as the lead commercial party and record revenue from product sales and will share equally the resulting net benefit or net loss with Novartis from co-promotion from the date of product launch. In the United Kingdom, France, Germany, Italy and Spain, Novartis will act as the lead commercial party and record revenue from product sales. In the United Kingdom, France, Germany, Italy and Spain, the net benefit we might realize will increase incrementally during the first three years from the date of product launch, such that we will share equally with Novartis the net benefit from the co-promotion beginning in the third year from the date of product launch.

In other countries, we will effectively sell products to Novartis for their further sale to third parties. Novartis will pay us to acquire such products at a price that is determined in part by the volume of product net sales under the terms of the supply agreement described below.

Novartis has the right to market, sell or promote any product that competes with the products Novartis licenses from us.

Termination

Novartis, and in certain circumstances, we, have the right to terminate the development and commercialization agreement. Novartis may in its sole discretion terminate the development and commercialization agreement with respect to a particular product, product candidate or country on not less than six months notice.

If Novartis terminates the development and commercialization agreement for material breach by us, or for bankruptcy, insolvency or reorganization on our part, then Novartis may elect to retain licenses to our product candidates or products, in which case it will remain obligated to make payments to us in amounts to be negotiated in good faith at the time of termination. If we terminate part or all of the development and commercialization agreement for material breach by Novartis, or for bankruptcy, insolvency or reorganization on the part of Novartis, or if Novartis terminates the development and commercialization agreement unilaterally in the absence of a breach by us, we may be obligated to make payments to Novartis in amounts to be negotiated in good faith at the time of termination.

Master Manufacturing and Supply Agreement

Under the master manufacturing and supply agreement, dated May 8, 2003, between Novartis and us, which we refer to as the supply agreement, we appointed Novartis to manufacture or have manufactured the clinical supply of API for each product candidate licensed under the development and commercialization agreement and certain other product candidates. The cost of the clinical supply will be treated as a development expense, allocated between us and Novartis in accordance with the development and commercialization agreement. We have the ability to appoint Novartis or a third party to manufacture the commercial supply of the API based on a competitive bid process under which Novartis has the right to match the best third-party bid. Novartis will perform the finishing and packaging of the APIs into the final form for sale.

Indemnification

We have agreed to indemnify Novartis and its affiliates against losses suffered as a result of our breach of representations and warranties in the development and commercialization agreement and stock purchase agreement dated March 21, 2003 to which we, Novartis and substantially all of our stockholders as of March 21, 2003 are a party. In these agreements, we made numerous representations and warranties to Novartis regarding our HBV product and product candidate and HCV product candidate, including representations regarding our ownership of the inventions and discoveries relating to such. If one or more of our representations or warranties were not true at the time we made them to Novartis, we would be in breach of these agreements. Novartis has the right to seek from us, and under certain circumstances, from us and our stockholders who sold shares to Novartis, who include some of our officers and directors, indemnification for damages suffered by Novartis as a result of a breach by us. For a further discussion of indemnification rights and obligations, please refer to our Annual Report on Form 10-K where a more in depth discussion is presented under the caption “Business — Collaborations — Relationship with Novartis — Development, License and Commercialization Agreement — Indemnification,” “— Stock Purchase Agreement” “Risk Factors — Factors Related to our Relationship with Novartis” and “— Factors Related to Patents and Licenses.”

Other Agreement

We have also agreed that until such time as Novartis and its affiliates own less than 40% of our voting stock, Novartis’s consent is required for the selection and appointment of our chief financial officer. If in Novartis’s reasonable judgment our chief financial officer is not satisfactorily performing his duties, we are required to terminate his employment.

Employment Agreements

We have entered into employment agreements/arrangements with each of Drs. Sommadossi, Mayers and Standring and Messrs. Renaud and Weidenbruch (each of which is filed with Idenix’s Annual Report of

Form 10-K for the year ended December 31, 2008 filed with the SEC on March 4, 2009). The employment agreements/arrangements for these officers generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our board of directors or a committee of the board of directors. The employment agreements/arrangements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the board of directors in its discretion determines that such officer has achieved or surpassed performance goals established by the board of directors or Compensation Committee in consultation with our management. Currently, the minimum target bonus percentage is 60% for Dr. Sommadossi, 50% for each of Dr. Mayers and Mr. Renaud, 40% for Mr. Weidenbruch and 35% for Dr. Standring. Pursuant to the terms of the employment agreements/arrangements, the base salary and target bonus and equity award for the current year generally become the minimum amounts for future years for each officer.

Each officer is also eligible to participate in any of our equity incentive programs and has the opportunity, subject to approval of the Compensation Committee, or in the case of Dr. Sommadossi, our board of directors, to be awarded annually an option to purchase shares of our common stock which vest over a four-year period (except for awards granted to Dr. Sommadossi which will generally vest over a five-year period).

In addition, each officer’s employment agreement provides for severance benefits in the event Idenix terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements/arrangements), or they terminate their respective employment for good reason (as defined in their respective employment agreements/arrangements). In addition, if, within one year following a change in control of Idenix, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change in control benefits.

For additional information about our executive compensation program generally and the terms of these employment agreements/arrangements, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, please see generally the section of this proxy statement entitled “Compensation Discussion and Analysis” and, in particular “— Severance and Change in Control Benefits” and “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Registration Rights

As of April 1, 2009, the holders of 37,261,039 shares of our common stock are entitled to cause us to register their shares or participate in a registration by us under the Securities Act. These rights are provided under the terms of the stockholders’ agreement with Novartis discussed above or a stock purchase agreement entered into with GSK in February 2009. These holders include the following directors, officer and holders of more than five percent of our voting securities and their affiliates:

Number of
Name of Holder	Registrable Shares

Novartis AG(1)	31,314,942
MPM Capital L.P. affiliated funds(2)	3,243,306
Jean-Pierre Sommadossi	100,000
Total	34,658,248

(1)	Represents 31,314,942 shares held by Novartis, a direct, wholly owned subsidiary of Novartis AG. Dr. Projan, one of our directors, serves as vice president, global head of infectious diseases for Novartis Institute for Biomedical Research, Inc., an affiliate of Novartis, and Mr. Pelzer, also one of our directors, serves as president and chief executive officer of Novartis Corporation, an affiliate of Novartis.

(2)	Represents 2,949,488 shares held by BB BioVentures, 256,519 shares held by Parallel Fund and 37,299 shares held by Investors Fund. Each of these funds is affiliated with MPM Capital L.P. affiliated funds.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1998. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to questions from stockholders.

Our board of directors believes that the selection of PricewaterhouseCoopers LLP as our independent accounting firm for the fiscal year ending December 31, 2009 is in our best interests and the best interests of our stockholders and therefore recommends a vote “FOR” this proposal.

Principal Accounting Fees and Services

The following table summarizes the fees PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services:

Fee Category	2008	2007

Audit Fees(1)	$685,682	$752,680
Tax and other Fees(2)	$143,075	—
Total Fees	$828,757	$752,680

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Tax and other fees consist of fees for tax compliance and educational resources.

No audit-related fees billed in 2008 or 2007 were provided under the de minimis exception to the Audit Committee pre-approval requirements.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

The Audit Committee has also delegated to the chair of the Audit Committee the authority to approve any audit or non-audit services (other than services relating to the annual and quarterly financial reviews) to be provided to us by our independent registered public accounting firm. Any approval of services by the Audit Committee chair pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

OTHER INFORMATION

Other Matters

Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports provided to us by the persons required to file such reports and written representations made to us by such persons, we believe that during 2008 all filings required to be made by our directors, executive officers and holders of more than 10% of our common stock were timely made in accordance with the Section 16(a) filing requirements.

Stockholder Proposals for the 2010 Annual Meeting

Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2010 annual meeting of stockholders must be received by us at our principal office in Cambridge, Massachusetts, not later than December 29, 2009. We suggest that stockholder proponents submit their proposals by certified mail, return receipt requested, addressed to us c/o Secretary, 60 Hampshire Street, Cambridge, Massachusetts 02139.

The persons designated in the proxy card will be granted discretionary authority with respect to any stockholder proposal for the 2010 annual meeting of stockholders not submitted pursuant to Rule 14a-8 if such proposal is not received by us by March 20, 2010.

By Order of the Board of Directors,

JOHN F. WEIDENBRUCH
Secretary

April 28, 2009

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.

Idenix Pharmaceuticals, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

    Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the director nominees and FOR Proposal 2.
1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified.									+
	Nominees:	For	Withhold		For	Withhold		For	Withhold
	01 - Jean-Pierre Sommadossi, Ph.D.	☐	☐	02 - Charles W. Cramb	☐	☐	03 - Steven Projan, Ph.D.	☐	☐

	04 - Wayne T. Hockmeyer, Ph.D.	☐	☐	05 - Thomas R. Hodgson	☐	☐	06 - Robert E. Pelzer	☐	☐

	07 - Denise Pollard-Knight, Ph.D.	☐	☐	08 - Pamela Thomas-Graham	☐	☐

	For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2009.	☐	☐	☐

B	Non - Voting Items
Change of Address — Please print new address below.	Comments— Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

+

<STOCK#>

▼    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — Idenix Pharmaceuticals, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2009
Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Jean-Pierre Sommadossi and John Weidenbruch, and each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote all shares of common stock, $0.001 par value per share, of Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), held by the undersigned as of the close of business on April 9, 2009 at the 2009 Annual Meeting of Stockholders and at any adjournments or postponements thereof as indicated herein upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting and, in their discretion, upon any other matters which may properly come before the Annual Meeting. Each proposal included in this proxy has been proposed by the Company, and none of the proposals are conditioned upon approval of any other proposal.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2. Attendance of the undersigned at the meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned revokes this proxy in writing before it is exercised.
PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN ENCLOSED REPLY ENVELOPE
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
CONTINUED AND TO BE VOTED ON REVERSE SIDE